Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the Registration Statement No. 333- 263290 on Amendment No. 2 to Form F-1, of our auditor’s report dated November 20, 2021 (except for Note 8(d) and Note 17 with regard to the acquisition of Max The Mutt Animation; Note 13 and Note 17 with regard to Recapitalization and Note 17 with regard to acquisition of Moatfield Property, as to which the date is April 8, 2022) with respect to the consolidated financial statements of Visionary Education Technology Holdings Group Inc. and its subsidiaries as at March 31, 2021 and March 31, 2020, and for each of the years in the two-year period ended March 31, 2021, as filed with the United States Securities and Exchange Commission (“SEC”). We also consent to the reference to us under the caption “Experts” in the Registration Statement No. 333- 263290 on Amendment No. 2 to Form F-1.

/s/ MNP LLP

Chartered Professional Accountants

April 8, 2022

Vancouver, Canada